Exhibit 4.4.(a).92

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 76

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 67D.1	1.	Instead of article 67D1.1, shall come:
	"	67D1.1
Premium Service, for which the payment is charged according to the Premium Tariff and is collected through the Telephone Bill shall be provided in accordance with the provisions of Appendix N.

For this matter- "Premium Services" and "Premium Tariff" as defined in Appendix N."

(July 2, 2014)

      (sgd)
________________
Avi Berger
Director General